Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW

1345 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10105
TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
www.egsllp.com

October 2, 2015

Staffing 360 Solutions, Inc.
641 Lexington Avenue, Suite 1526
New York, New York 10022

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Staffing 360 Solutions, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8, (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 450,000 shares (“Plan Shares”) of the Company's common stock, par value $0.00001 per share (the "Common Stock"), which may be issued upon the terms and subject to the conditions set forth in the Company's 2015 Omnibus Incentive Compensation Plan (the "2015 Incentive Plan") and (ii) 15,800 shares of Common Stock granted to various employees of the Company (“Stand Alone Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement.

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of our opinion, including: (i) the Company's Articles of Incorporation and all amendments thereto; (ii) the Company's Amended and Restated Bylaws; (iii) the 2015 Incentive Plan; (iv) the Registration Statement; and (v) the applicable minutes of meetings or consents in lieu of meetings of the Company's board of directors (the "Board").

For purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; (v) compliance with the terms of the 2015 Incentive Plan by the Company and its employees, officers, the Board and any committees or individuals appointed to administer the 2015 Incentive Plan; (vi) that the resolutions authorizing the Company to issue or deliver and sell the shares pursuant to the 2015 Incentive Plan will be in full force and effect at all times at which the shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions; and (vii) that each award under the 2015 Incentive Plan will be approved by the Board or an authorized committee of the Board.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Plan Shares and Stand-Alone Shares have been duly authorized by the Company and, upon issuance and payment therefor in accordance with the terms of the Plan (and the agreements or certificates issued thereunder) and the terms of grant for the Stand-Alone Shares, respectively, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP